Exhibit 3.1

COMPOSITE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GULF ISLAND FABRICATION, INC.

(includes amendments through March 25, 2009)

ARTICLE I

NAME

The name of the corporation is Gulf Island Fabrication, Inc.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of Louisiana.

ARTICLE III

CAPITAL

A. Authorized Stock. The Corporation shall have the authority to issue an aggregate of 25,000,000 shares of capital stock, of which 20,000,000 shares shall be Common Stock, no par value per share, and 5,000,000 shares shall be Preferred Stock, no par value per share.

B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights as between the Preferred Stock and the Common Stock, and to fix variations in the preferences, limitations and relative rights as between different series of Preferred Stock.

C. Series A Preferred Stock. The Corporation’s Series A Participating Cumulative Preferred Stock shall consist of 15,000 shares of Preferred Stock having the preferences, limitations and relative rights set forth below. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Participating Cumulative Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options or rights or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Participating Cumulative Preferred Stock.

(1) The holders of Series A Participating Cumulative Preferred Stock shall have the following dividend rights.

(a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Participating

Cumulative Preferred Stock with respect to dividends, the holders of shares of Series A Participating Cumulative Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Cumulative Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, no par value, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Cumulative Preferred Stock. In the event the Corporation shall at any time after March 25, 2009 (the “Declaration Date”) (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Cumulative Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Participating Cumulative Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Participating Cumulative Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Cumulative Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Cumulative Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends of such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Cumulative Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Cumulative Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Cumulative Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

(2) In addition to any voting rights otherwise required by law, the holders of shares of Series A Participating Cumulative Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Cumulative Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided in the Corporation’s Articles of Incorporation or by law, the holders of shares of Series A Participating Cumulative Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(c) Except as set forth herein, holders of Series A Participating Cumulative Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(3) Any shares of Series A Participating Cumulative Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the shareholders or the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Corporation’s Articles of Incorporation.

(4) The Corporation shall abide by the following restrictions:

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Cumulative Preferred Stock as provided for in Section 1 are in arrears or the Corporation shall be in default in payment thereof, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Cumulative Preferred Stock outstanding shall have been paid or set aside for payment in full, and in addition to any and all other rights which any holder of shares of Series A Participating Cumulative Preferred Stock may have in such circumstances, the Corporation shall not:

1. declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Cumulative Preferred Stock;

2. declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Cumulative Preferred Stock, unless dividends are paid ratably on the Series A Participating Cumulative Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

3. redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Cumulative Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Cumulative Preferred Stock; or

4. redeem or purchase or otherwise acquire for consideration any shares of Series A Participating Cumulative Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Cumulative Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

(5) Upon any liquidation, dissolution or winding up of the Corporation, the holders of Series A Participating Cumulative Preferred Stock shall have the following rights:

(a) No distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Cumulative Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Cumulative Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that following such payment the holders of Series A Participating Cumulative Preferred Stock shall be further entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Cumulative Preferred Stock, except distributions made ratably on the Series A Participating Cumulative Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the above-described liquidation preference of the Series A Participating Cumulative Preferred Stock and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Participating Cumulative Preferred Stock, then such remaining assets shall be distributed ratably to the holders of all such parity shares in proportion to their respective liquidation preferences.

(c) In the event the Corporation shall at any time, after the Declaration Date, declare or pay a dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Participating Cumulative Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of paragraph (a) of this Section 5 shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(6) In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Cumulative Preferred Stock shall at the same time be similarly exchanged or converted in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Declaration Date (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or conversion of shares of Series A Participating Cumulative Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7) The shares of Series A Participating Cumulative Preferred Stock shall not be redeemable.

(8) The Series A Participating Cumulative Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all shares or series of shares of any other class of the Corporation’s Preferred Stock.

(9) The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Cumulative Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two thirds of the outstanding shares of Series A Participating Cumulative Preferred Stock, voting separately as a class.

(10) Series A Participating Cumulative Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Cumulative Preferred Stock.

ARTICLE IV

DIRECTORS

A. Number of Directors. The Board of Directors shall consist of such number of persons as shall be designated from time to time in the by-laws of the Corporation, or, if not so designated, as may be designated from time to time by resolution of the Board of Directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

B. Classification. The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation (whose terms of office may be determined by the Board of Directors pursuant to Article III(B)), shall be divided, with respect to the time during which, they shall bold office, into three classes as nearly equal in number as possible, with the initial term of office of the Class I directors expiring at the annual meeting of shareholders to be held in 1998, of the Class II directors expiring at the next succeeding annual meeting of shareholders, and of the Class III directors expiring at the second succeeding annual meeting, with all such directors to hold office until their successors are elected and qualified. At each subsequent annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualified. If the Board of Directors shall appoint any director to fill a vacancy on the Board, whether resulting from an increase in the number of directors or otherwise, such Director shall be assigned to a class by the Board of Directors so that all classes of directors shall be as nearly equal in number as possible. In the event of a decrease in the number of directors, the Board of Directors may reassign the remaining directors to classes so that all classes of directors shall be as nearly equal in number as possible.

C. Vacancies. Except as provided in Article IV(F) hereof, any vacancy on the Board (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the shareholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled by a vote of at least two-thirds of the directors remaining in office, provided that the shareholders shall have the right to fill the vacancy at any special meeting called for such purpose prior to any such action by the Board. Vacancies on the Board may be filled only as provided in this Article IV(C).

D. Removal. Except as provided in Article IV(F) hereof, any one or more directors may be removed, at any time, (i) with or without cause, by the affirmative vote of at least two-thirds of the directors then constituting the Board of Directors or (ii) only for cause, by the holders of not less than two-thirds of the Total Voting Power (as defined in Article VII(C) hereof) that is present or represented at a special meeting of shareholders called for such purpose, voting together as a single class. For purposes of this Article IV(D), “cause” shall mean (i) a conviction of a director by a court of competent jurisdiction of a felony involving moral turpitude if such conviction is no longer subject to direct appeal or (ii) an adjudication by a court of competent jurisdiction of liability for gross negligence or gross misconduct in the performance of the director’s duty to the Corporation in a matter of substantial importance to the Corporation if such adjudication is no longer subject to direct appeal. At the same meeting in which the directors or shareholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed. Except as set forth in this Article IV(D), or in any provision of these Articles of Incorporation relating to removal of directors elected by holders of Preferred Stock, directors shall not be subject to removal.

E. Board Nominations. Except as provided in Article IV(F) hereof, only persons who are nominated in accordance with the procedures set forth in this Article IV(E) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of record of the Corporation entitled to vote at such meeting for the election of directors who complies with the notice procedures set forth in this Article IV(E). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal office of the Corporation not less than 45 days nor more than 90 days prior to the meeting, provided, however, that in the event that less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received at the principal executive offices of the Corporation no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth or include the following:

1. as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residential address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of capital stock of the Corporation of which such person is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange “Act”)), (d) such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected and (e) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or would be otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act; and

2. as to the shareholder of record giving the notice, (a) the name and address of such shareholder and (b) the class and number of shares of capital stock of the Corporation of which such shareholder is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act). If requested in writing by the Secretary of the Corporation at least 15 days in advance of the meeting, such shareholder shall disclose to the Secretary, within ten days of such request, whether such person is the sole beneficial owner of the shares held of record by him, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in such shares.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholders notice of nomination which pertains to the nominee. If a shareholder seeks to nominate one or more directors, the Secretary shall appoint two inspectors, who shall not be affiliated with the Corporation, to determine whether the shareholder has complied with this Article IV(E). If the inspectors shall determine that the shareholder has not complied with this Article IV(E), the defective nomination shall be disregarded and the inspectors shall direct the Chairman of the meeting to declare at the meeting that such nomination was not made in accordance with the procedures prescribed by the Articles of Incorporation.

F. Directors Elected by Preferred Shareholders. Notwithstanding anything in these Articles of Incorporation to the contrary, whenever the holders of any one or more classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of these Articles of Incorporation (as they may be duly amended from time to time) fixing the rights and preferences of such preferred stock shall govern with respect to the nomination, election, term, removal, vacancies or other related matters with respect to such directors.

ARTICLE V

BY-LAWS

A. Adoption, Amendment and Repeal. By-laws of the Corporation may be adopted only by a majority vote of the Board of Directors. By-laws may be amended or repealed only by (i) a two-thirds vote of all directors who constitute the Board of Directors, or (ii) the affirmative vote of the holders of at least eighty percent of that portion of the Total Voting Power, as defined in Article VII(C) hereof, voting together as a single class, that is present or represented at any regular or special meeting of shareholders, the notice of which meeting of shareholders expressly states that the proposed amendment or repeal is to be considered at the meeting.

B. New Matters. Any purported amendment to the By-laws which would add thereto a matter not expressly covered in the By-laws prior to such purported amendment shall be deemed to constitute the adoption of a By-law provision and not an amendment to the By-laws.

ARTICLE VI

APPLICATION OF CERTAIN LAWS

The Corporation hereby elects not to be governed by Sections 132, 133 and 134 of the Louisiana Business Corporation Law (La.R.S. 12:132, La.R.S. 12:133 and La.R.S. 12:134).

ARTICLE VII

SPECIAL SHAREHOLDER VOTING REQUIREMENTS

A. Amendments. Unless approved by vote of at least two-thirds of the directors constituting the Board of Directors, Articles IV, V, VI, VII, VIII and X of the Articles of Incorporation may be amended only by the affirmative vote of not less than eighty percent of the Total Voting Power of the Corporation.

B. Other Corporate Actions. If a vote of shareholders is required to authorize an agreement of merger or consolidation of the Corporation, the sale of all or substantially all of the assets of the Corporation or the voluntary dissolution of the Corporation, then, unless such action has been approved by vote of at least two-thirds of the directors constituting the Board of Directors, such action may be authorized only by the affirmative vote of eighty percent of the Total Voting Power of the Corporation.

C. Total Voting Power. The term “Total Voting Power” means the total number of votes that shareholders, and holders of any bonds, debentures or other obligations granted voting rights by the Corporation pursuant to La.R.S. 12:75(H), are generally entitled to cast with respect to the election of directors or, if such term is used with reference to any other particular matter properly brought before the shareholders or such other holders for their consideration and vote, means the total number of such votes that are entitled to be cast with respect to such matter.

ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

A. Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation’s assets to, or redemptions or repurchases of the Corporation’s shares from shareholders of the Corporation, under and to the extent provided in La.R.S. 12:92(D); or (4) any transaction from which he derived an improper personal benefit. If, after the date hereof, the Louisiana Business Corporation Law is amended to authorize further elimination or limitation the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Louisiana Business Corporation Law, as so amended.

B. Indemnification. Subject to such limitations as may be determined by the Board of Directors (provided that no change in such limitations may adversely affect any claim to indemnification that arises prior to such change), the Corporation shall indemnify each of its directors to the full extent from time to time permitted by law, and may so indemnify each of its officers, against any expenses or costs, including attorney’s fees, actually or reasonably incurred by him in connection with any threatened, pending or completed claim action, suit or proceeding, whether criminal, civil, administrative or investigative against such person or as to which he is involved solely as a witness or person required to give evidence.

C. Authorization of Further Actions. The Board of Directors may (1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the fullest extent permitted by law, (2) adopt By-laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including but not limited to directors and officers of the Corporation’s direct and indirect subsidiaries) to the fullest extent permitted by law and (3) cause the Corporation to exercise the powers set forth in La.R.S. 12:83F, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-laws or resolutions or the exercise of such powers. No repeal or amendment of any such By-laws or resolutions limiting the right to indemnification thereunder shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such repeal or amendment.

D. Subsidiaries. The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

E. Amendment. In addition to any other votes required by law or these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least 80% of the Total Voting Power shall be required to repeal this Article or to amend this Article so as to reduce the limitation of liability set forth herein or the rights to indemnification or the powers of the Board of Directors provided in this Article, and any amendment or repeal of this Article shall not adversely affect any indemnification or limitation of liability of a director or officer of the Corporation under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

ARTICLE IX

REVERSION

Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease, provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or (2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

ARTICLE X

SPECIAL MEETINGS OF SHAREHOLDERS

A. Special meetings of shareholders, for any purpose or purposes, may be called in any manner set forth in the By-laws, provided that the power of shareholders as such to call or cause to be called special meetings shall be governed exclusively by paragraph B of this Article.

B. At any time, upon the written request of any shareholder or group of shareholders holding in the aggregate at least a majority of the Total Voting Power, the Secretary of the Corporation shall call a special meeting of shareholders to be held at the registered office of the Corporation at such time as the Secretary may fix not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes.